SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 4)


                        HUMPHREY HOSPITALITY TRUST, INC.
                        --------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)



                                    445467103
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
                                -----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|   Rule 13d-1(b)

         |X|   Rule 13d-1(c)

         |_|   Rule 13d-1(d)

CUSIP No.445467103                    13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Mark H. Tallman
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,147,007
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,147,007
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,147,007
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]
     [ ]
________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

     9.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)

     IN
________________________________________________________________________________

CUSIP No.445467103                    13G                      Page 3 of 5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

         Humphrey Hospitality Trust, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

         7170 Riverwood Drive, Suite A
         Columbia, Maryland 21046

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

         Mark H. Tallman

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

         P. O. Box 4397
         Lincoln, NE 68504
________________________________________________________________________________
Item 2(c).  Citizenship:

         United States of America

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

         Common Stock, par value $0.01 per share

________________________________________________________________________________
Item 2(e).  CUSIP Number:

         445467103

________________________________________________________________________________
Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), Check Whether the Person is a:

         (a)      |_|      Broker or dealer registered under Section 15 of the
                           Exchange Act;

         (b)      |_|      Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

         (c)      |_|      Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

         (d)      |_|      Investment company registered under Section 8 of the
                           Investment Company Act;

         (e)      |_|      An investment adviser in accordance with Rule 13d-1
                           (b)(1)(ii)(E);

         (f)      |_|      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No.445467103                    13G                      Page 4 of 5 Pages


         (g)      |_|      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      |_|      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      |_|      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     (a)  Amount beneficially owned:                                   1,147,007

     (b)  Percent of class:                                                 9.5%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote               1,147,007


          (ii)  Shared power to vote or to direct the vote                   -0-


          (iii) Sole power to dispose or to direct the disposition of  1,147,007


          (iv)  Shared power to dispose or to direct the disposition of      -0-


Item 5. Ownership of Five Percent or Less of a Class

         Not applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the

         Not applicable.

Item 8. Identification and Classification of Members of the Group

         Not applicable.

Item 9. Notice of Dissolution of Group

         Not applicable.

CUSIP No.445467103                    13G                      Page 5 of 5 Pages


Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 2, 2004

                                     Signature: /s/ Mark H. Tallman
                                                --------------------------------
                                                    Mark H. Tallman